Exhibit 10.20


                           LEASE AGREEMENT OF BLOCK B
                                  MINING AREAS

By and between, COMPANIA GENERAL DE MINERIA DE VENEZUELA C.A. "CVG MINERVEN", a state owned corporation, domiciled in El Callao, Municipality El Callao, Bolivar State, originally registered before the Commercial Registry of the Judicial Circuit of the Federal District and Miranda State under No. 20, Book 31-A, dated February 4, 1970 and thereafter registered before the Commercial Registry of the Judicial Circuit of the Bolivar State, with principal offices in Puerto Ordaz, having registered the last amendment to its Articles of Incorporation under No. 10, Book A No. 48, dated August 5, 1999 (hereinafter CVG Minerven), herein represented by its President Engineer Franqui Jose Patines, a citizen of Venezuela, of legal age, married, of this domicile, bearer of Identity Card N. 4.035.048, duly authorized by resolution No. RJD-227-2002 of the Board of Directors of CVG MINERVEN, approved in the Board meeting No. JDE-001-2002 held on August 19, 2002and Hecla Mining Company, a corporation incorporated and existing under the laws of the State of Delaware, U.S.A. domiciled in the city of Coeur D' Alene, Idaho, represented herein by Michael Callahan, a citizen of the United States of America, bearer of Identity Card N(0) 82.264.221 (hereinafter the "Company"), duly authorized hereof by power of attorney granted before the Notary Public of the State of Idaho, United States of America, on August 7, 2002 and stamped with the corresponding apostille dated August 8, 2002 pursuant to the Hague Convention each of such parties being individually referred to as the "Party" or jointly, the "Parties", have agreed to enter into the following lease agreement of "Block B" (defined below), based on the following:

                                    RECITALS

WHEREAS, CVG Minerven is the sole and exclusive holder of the concessions for the exploitation of vein gold known as Minerven No. 1, Minerven No. 2, Minerven No. 3, Minerven No. 4, Minerven No. 8 and Minerven No. 9, each comprising 500 hectares, located in the Jurisdiction of El Callao, State of Bolivar; which Mining Titles were published in the Official Gazette of the Republic of Venezuela No. 1562 Extraordinary dated January 9, 1973, and renewed by the Ministry of Energy and Mines in favor of CVG Minerven for a term of 25 years from the date of publication in the Official Gazette No. 5.217 Extraordinary of March 4, 1998, copy of which is attached and is part of this Agreement under Schedule "A".

WHEREAS, on May 19, 2000, CVG Minerven organized a process known as "Promotion of Block B Mining Areas" for the lease of an area known as "Block B" (defined below), which was awarded to Hecla Mining Company, a corporation duly incorporated under the laws of the State of Delaware, United States of America, by resolution of the Board of Directors of CVG Minerven No. RJD-207-2002 of March 26, 2002, attached hereto as Schedule "B".

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WHEREAS, the Parties have agreed to all terms and conditions of this lease, and therefore have agreed to enter into this lease agreement of Block B, which shall be governed by the following provisions:

                                    ARTICLE I
                                 INTERPRETATION

1.1.- DEFINITIONS. In this Agreement, unless otherwise clearly stated, the following terms and phrases shall have the following meanings.

"AGREEMENT": means this agreement for the lease of Block B including its schedules and amendments made from time to time in writing by the Parties.


"BLOCK B",: means a mining area consisting of One Thousand Seven Hundred Eighty Seven hectares (1,787 Has.), which constitutes the purpose of this Agreement and is limited by the following boundaries expressed in U.T.M coordinates: Boom N 1 of Block B corresponds to vertex B 3 of the concession Minerven No. 1, UTM N 809,500 and E 624,000. Boom N 2 of Block B is located from N 1 southwards for a distance of 2,5000 m, coinciding also with vertex B2 of the concession Minerven No. 1, with coordinates UTM N 807,000 and E 624,000. Boom N 3 of Block B is located from N 2 eastwards for a distance of 6,850 m on the southern boundary of the Minerven No. 4 plot, known as boom M 4, with coordinates UTM N 807,000 and E 630,860. Boom N 4 of Block B is located from M 4 towards N 22(0) W, for a distance of 2,454 m, on the boundary of plots Minerven N 03 and Minerven N 04, known as boom M 4-1, with coordinates UTM N 809.256 and E 630,000. Boom 5 is located from M 4-1 northwards for a distance of 744 m on the boundary of plots Minerven N 08 and Minerven N 07, known as M8, with coordinates UTM N 810,000 and E 630,000. Boom N 6 of Block B is located from M 8 westwards for a distance of 2,000 m, on the boundary of plots Minerven N 09 and Minerven N 08, known as boom M8-1, with coordinates UTM N 810,000 and E 628,000. Boom N 7 of Block B is located from M 8-1 southwards for a distance of 250 m, on the boundary of plots Minerven N 09 and Minerven N 08, known as boom M 8-2, with coordinates UTM N 809,750 and E 628,000. Boom N 8 of Block B, is located from M 8-2 westwards for a distance of 400 m, on concession Minerven N 09, known as M 9, with coordinates UTM N 809,750 and E 627,600. Boom N 9 of Block B, is located from M 9 northwards


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for a distance of 259 m, on concession Minerven N 09, known as M 9-1, with coordinates UTM N 810,000 and E 627,600. Boom N 10 of Block B is located from M 9-1 westwards for a distance of 1,600 m on the western boundary of plot Minerven N 09, known as boom M 9-2, with coordinates UTM N 810,000 and E 626,000. Boom N 11 of Block B is located from M 9-2 southwards for a distance of 500 m, on the northern boundary of concessions Minerven 01, Minerven 02 and Minerven 09, known as M 9-3, with coordinates UTM N 809,500 and E 626,000. Finally, form this point westwards for a distance of 2,000 m, Boom N 1 of Block B is reached again, coinciding with vertex B 3 of concession Minerven N 1, with coordinates UTM N 809,5000 and E 624,000, closing the perimeter which encloses Block B of CVG Minerven, for a total surface of approximately ONE THOUSAND SEVEN HUNDRED EIGHTY-SEVEN HECTARES (1,787 Has.) which corresponds to and includes the Concessions, within its boundaries as follows:

         - Minerven Concession No. 1: total occupation according to the boundaries described in the Concession Titles.

         - Minerven Concession No. 2: total occupation according to the boundaries described in the Concession Titles, except as set forth in section 2.1

         - Minerven Concession No. 3: total occupation, according to the boundaries described in the Concession Titles.

         - Minerven Concession No. 4: partial occupation, described as follows: to locate the Booms that enclose the plot of land granted under concession Minerven N(0) 4, made up of one hundred (100) hectares, boom N(0) 3 is used as a reference point from the northeast vertex of concession Minerven N(0) 3, from such point southwards a distance of two hundred fifty-one meters (251 m) is measured to set boom N(0) 1 or the northeast vertex of the aforementioned plot; from such point southwards a distance of two thousand two hundred forty-nine meters (2,249m) is measured to set boom N(0) 2 or the southwest vertex; from such point eastwards a distance of eight hundred sixty meters (860 m) is measured to set boom N(0) 3 or the southeast vertex; form such point northeast 340(0), a distance of two thousand five hundred four meters (2,504) is measured to reach the point of reference, with which the triangular perimeter is closed.

         - Minerven Concession No. 8 and Minerven Concession N(0) 9: partial occupation, described as follows: to locate the booms that enclose the plot of land leased under the concessions Minerven N(0) 8 and Minerven N(0) 9, made up of one hundred ninety hectares (190 has.) boom N(0) 3 is used as a reference point from the northeast vertex of concession Minerven N(0) 1, which will also be considered as boom N(0) 1 or the southwest vertex of this plot; from such point northwards a distance of


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         five hundred meters (500 m) is measured to fix boom N(0) 2 or the northwest vertex; from such point eastwards, a distance of one thousand six hundred meters (1,600 m) is measured to fix boom N(0) 3 or the northwest vertex of the intermediate area neighboring the plot known as "SONI"; from such point southwards, two hundred fifty meters (250 m) are measured to fix boom N(0) 4 or the southwest vertex of the intermediate area neighboring plot "SONI"; from such point eastwards, a distance of four hundred meters (400 m) is measured to fix boom N(0) 5 or the southeast vertex of the intermediate area neighboring plot "SONI", from such point northwards, a distance of two hundred fifty meters (250 m) are measured to fix boom N(0) 6 or the northeast vertex of the intermediate area neighboring plot "SONI", from such point eastwards, two thousand meters (2,000 m) are measured to set up boom N(0) 7 or the northeast vertex; from such point southwards five hundred meters (500 m) are measured to fix boom N(0) 8 or the southeast vertex; from such point westwards four thousand meters (4,000 m) are measured to reach the reference point with which the triangular perimeter is closed.

Reference maps of Block B are enclosed herein under Schedule "C" and are part of this Agreement.

Reference maps of Block B are attached hereto as Schedule "C" and form part of this Agreement.

"COMPANY": means Hecla Mining Company a corporation incorporated and existing under the laws of the State of Delaware, U.S.A. domiciled in the city of Coeur D' Alene, Idaho or its successor hereof assuming all rights and obligations under this Agreement pursuant to section 20.1;

"CONCESSION TITLES": means the concession titles through which the MEM awarded CVG Minerven the mining rights over the Concessions, which were published in the Official Gazette No. 1.562 Extraordinary of January 9, 1973, and renewed by the Ministry of Energy and Mines in favor of CVG Minerven for a term of 25 years from its publication in the Official Gazette No. 5.217 Extraordinary of March 4, 1998 all registered before the Registry of the Roscio Municipality on the State of Bolivar, with offices in Guasipati, on May 4, 2001 and filed as follows:
Minerven N(0) 1, under N(0) 13, First Protocol, Volume II, Second Quarter; Minerven N(0) 2, under N(0) 14, First Protocol Volume II, Second Quarter, Minerven N(0) 3, under N(0) 15, First Protocol, Volume II, Second Quarter; Minerven N(0) 4, under N(0) 16, First Protocol, volume II, Second Quarter; Minerven N(0) 8, under N(0) 20, First Protocol, Volume II, Second Quarter, Minerven N(0) 9, under N(0) 21, First Protocol, Volume II, Second Quarter.


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"CONCESSIONS": means the concessions for the exploitation of vein gold known as
Minerven No. 1, Minerven No. 2, Minerven No. 3, Minerven No. 4, Minerven No. 8 and Minerven No. 9, of 500 Has. each, located in the jurisdiction of the Municipality of El Callao of the State of Bolivar and held by CVG Minerven;

"CVG MINERVEN": means "COMPANIA GENERAL DE MINERIA DE VENEZUELA C.A. "CVG MINERVEN", a State owned company, domiciled in the Municipality of El Callao, of the State of Bolivar , originally incorporated in the Mercantile Registry of the Judicial Circuit of the Federal District and State of Miranda, under No. 20, Volume 31-A, of February 4, 1970, and further incorporated in the Mercantile Registry of the Judicial Circuit of the State of Bolivar , with branch in Puerto Ordaz, the last modification to its by-laws being registered under Volume 19 A-pro N(0) 48, dated July 1, 2002. ;

"EFFECTIVE DATE": means the date of execution of this Agreement by the Parties before a Notary Public;

"ENVIRONMENTAL PERMITS" means the "Permiso de Afectacion de Recursos para Exploracion" (permit for the use of natural resources for exploration) of vein gold on Block B granted by the Ministry of the Environment and Natural Resources and any other environmental permit or authorization that from time to time such Ministry or any other competent authority may request or that is required by law to perform Exploration or Evaluation of the Deposit in Block B;

"EXPLORATION": means all activities aimed at determining the existence, quantity, quality or commercial values of mineral deposits that may include gold reserves, in any area within Block B, including the phases, terms and funding to be invested in the evaluation of mineral resources discovered in such areas;

"EVALUATION OF THE DEPOSIT": means all activities for purposes of geologically evaluating mineral resources presumably existing in some areas of Block B, including but not limited to, the completion of additional perforations required after the discovery of mineralizations of potential commercial value, general plans to design and develop budgets including the phases, terms and funding to be invested in the evaluation of such mineral resources;

"FORCE MAJEURE": means an event beyond the reasonable control of a Party including, without limitation, acts of God; accidents; fires; floods; slides or earthquakes; explosions; weather conditions materially preventing or impairing work; interruption of, or inability to secure basic services, fuel or power; new laws, decrees, regulations, orders or administrative acts issued by any public


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authority legally competent; governmental restriction or control on imports, exports or foreign exchange; delay in acting of any government or governmental authority or agency, and any confiscation; war (declared or undeclared), revolution, civil disturbance, sabotage, coup d' etats, terrorism or riot;
and any other event beyond the reasonable control of the Party affected which may prevent or delay performance of the obligations of the Parties under this Agreement;

"MATERIAL BREACH": means an act or omission by one Party which causes a material adverse effect on: (i) the business, results of operations or financial condition of the other Party; (ii) the ability of the other Party to perform its obligations under this Agreement in a timely manner pursuant to the terms herein; (iii) validity and enforceability of the Concession Titles, or; (iv) the validity or enforceability of this Agreement or the rights or remedies of the other Party;

"MEM":  means the Ministry of Energy and Mines.

"MONTHLY GOLD PRICE": means the monthly average price of gold which will be calculated by dividing the sum of all the London Buillion Market Association P.M. bid Gold Fix prices (which fixes the closing price for such metal for that day per fine troy ounce of gold) reported for the monthly period in question by the number of days for which such prices were reported;

"MINING LAW": means the Law of Mines, published in the Official Gazette No.5.382 of September 28, 1999, including its Regulations, Resolutions, Decrees and any other applicable laws;

"PARTIES": in plural means both parties entering into this Agreement, that is, CVG Minerven and the Company, and in singular (Party) each one of them;

"SCHEDULE", means any of the documents that pursuant to Section 1.2 are attached to this Agreement. "SMALL MINERS AGREEMENTS", means the 18 agreements entered into between CVG Minerven and certain third parties in some areas of Block B under the administration and responsibility of CVG Minerven, according to the list attached hereto as Schedule F;

1.2. SCHEDULES. The following Schedules form part of this Agreement:

         Schedule A-      Copy of the Concession Titles
         Schedule B-      Award of Block B to the Company
         Schedule C-      Maps of Block B
         Schedule D-      Authorization from the MEM to lease Block B


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         Schedule E-      Power of attorney to the Company
         Schedule F-      Small Miners Agreements and map of their location
         Schedule G-      Judicial Inspection of the Minerven No. 2 Concession
         Schedule H-      Draft of Corporate Guarantee by Hecla Mining Company


1.3 SUBTITLES. The subtitles shown at the beginning of each section of this Agreement are intended to identify the meaning of its contents and shall not be considered as interpretations of this Agreement.


                                   ARTICLE II
                                      LEASE

2.1 LEASE. CVG Minerven, pursuant to authorization granted by the MEM, No. VMM/336/02, dated August 28, 2002,, attached hereto as Schedule "D", pursuant to
Article 29 of the Mining Law, hereby leases to the Company and the Company hereby accepts the lease of Block B in an exclusive manner for purposes of performing Exploration, Evaluation of the Deposit and exploitation of vein gold, with the same rights, obligations and duties that CVG Minerven has as holder of the Concessions and according solely to the conditions set forth in this Agreement and in the Mining Law and other applicable laws, except for the concurrence, in percentage terms, of the joint liability in the performance of the duties and obligations resulting from Minerven Concessions No. 4, 8 and 9, according to the occupation and exploitation rights that each of the Parties have on these Concessions, and according to the regime set forth below.

The superficial areas (grounds) occupied by the treatment or mineral processing plant belonging to CVG Minerven, known as "El Peru Plant", including such plant, located on the lands of the Minerven N(0) 2 concession are excluded from this Agreement.

2.2 FIRST OPTION ADDITIONAL AREA. Because the original area of Block B initially offered to investors as part of the Block B bidding process has suffered certain modifications in its boundaries after the award, CVG Minerven agrees to grant the Company the first option to lease an additional thirty (30) hectares located within the following U.T.M. coordinates:


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North: 807.002.295 and East: 627.657.574 from this point, three hundred forty two and four hundred twenty six meters (342.426 m) true East to arrive to Boom N(0) A-1, located at the following U.T.M. coordinates North: 807.000.000 and
East: 628.000.000; from this point four hundred meters (400.00m) true West to arrive to boom B-2, located at the following U.T.M. coordinates North:
809.750.000 and East: 627.600.000; from this point seven hundred meters (700.00) true North, to arrive to boom B-3, locates at the following U.T.M. coordinates
North: 810.500.000 and East: 627.600.000; from this point four hundred meters (400,00 m) true East, to arrive to boom B-4, located at the following U.T.M. coordinates North: 810.500.000 and East: 628.000.000; from this point seven hundred and fifty meters (750,00 m) true south, to arrive to the starting point boom B-1, with which the polygon is closed.

In this regard, in the event that such additional area becomes available from any other lease holder, CVG Minerven and the Company shall enter into negotiations for the lease of such area, in the understanding that CVG Minerven cannot offer or negotiate such area with third parties (including small miners) unless CVG Minerven and the Company have not reached an agreement within a term not exceeding six (6) months after the area is offered to the Company. In such case, the area will be considered to be free and CVG Minerven may offer it to third parties.

2.3 EXTENSION OF OBLIGATIONS. The rights and obligations assumed by the Company under this Agreement are limited only to the obligations as leaseholder of Block
B. Except for the obligations and responsibilities that the Company expressly undertakes under this Agreement, it is understood that CVG Minerven will assume any other liability and obligation before third parties resulting from its capacity as holder of the Concessions, provided that such liability has not resulted from any act or omission of the Company or had been a direct consequence of the liabilities and obligations that the Company undertakes under this Agreement.

2.4 POWER OF ATTORNEY. With the purpose of allowing the exercise of the rights of Block B and to assure performance of the obligations undertaken by the Company, in any event, with respect to any third party, individual or legal entity and especially before the MEM, CVG Minerven hereby shall grant the Company on the Effective Date a special power of attorney, ample and sufficient as required by law, so that the Company or any authorized successor or assignee may represent CVG Minerven before the MEM and/or any other public and/or private entity, individual or legal, national, state or municipal entity, including the Decentralized Administration and the Autonomous Institutions, State owned Companies, Mining Protection by the National Guard and other entities related to the mining activity or any successors of the same, for all purposes provided in the Mining Law, the Organic Law of the Environment, the Environmental Criminal Law as well as the Resolutions, rules, decrees, orders and other laws applicable to this Agreement and/or to the activities related to the same. Therefore and in exercise of such power of attorney, the Company may file writs, applications,


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requests, authorizations, be summoned and receive notices; apply and pursue expropriations or any other occupation procedures against holders of surface areas, subject to prior approval by CVG Minerven, which cannot be unreasonably denied or delayed; review and access any file, registry or archive, study them, copy them completely or partially, or photocopy them, request certifications or information verbally or in writing, and to perform any action relating to the powers granted herein, and generally perform everything necessary to preserve the rights of CVG Minerven as holder of the mining rights granted by the Concessions which constitute Block B. The Company may also make the payments of all respective taxes, fees and contributions, execute receipts, transactions, and in general perform any action to comply with the special advantages established in the Concession Titles. In exercise of such power of attorney it shall specially preserve the enforceability of the Concessions and the Concession Titles that include Block B and must perform all obligations and duties related to it, explore and exploit Block B under the terms of the law and without any limitation, since the above enumeration is a mere description and is not limiting. Such power is granted in performance of the obligations assumed by CVG Minerven in favor of the Company pursuant to this lease Agreement and pursuant to Article 1705 of the Civil Code. The Company shall exercise this power of attorney through its President or through a corporate or legal representative, and such exercise shall be notified to CVG Minerven prior to its performance. Likewise, the Company may substitute this power, completely or partially only to such successor authorized pursuant to this Agreement.

In the event that, notwithstanding the power of attorney granted herein, the Company requires the agreement and/or the individual consent of CVG Minerven for any action before the MEM or any other entity as indicated above, CVG Minerven agrees to execute all documents and perform all actions that the Company requests, in the understanding that the costs and expenses resulting from any such action shall be exclusively borne by the Company.

All the documents that the Company has received or filed before any of the entities or persons mentioned above pursuant to this Agreement or to the power of attorney granted under this provision, shall be communicated to CVG Minerven within ten (10) working days from its receipt or delivery.

CVG Minerven hereby agrees to grant a separate irrevocable power of attorney in favor of the Company in the same terms stated in this Article, and according to the draft attached hereto as Schedule "E".

2.5 INSPECTION. CVG Minerven shall have the same powers granted by the law to the MEM to visit and inspect Block B. Preferably, but without prejudice to its power to inspect, CVG Minerven shall give sufficient prior notice to the Company of its intent to practice any such visit or inspection so the Company may have in site the competent personnel for its attention, if necessary, and provide the necessary facilities for the correct performance of the inspection.


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                                   ARTICLE III
                                      TERM

3.1 TERM. This Agreement shall be valid from the Effective Date and shall remain to in effect throughout the same term or duration of the Concession Titles in favor of CVG Minerven described in the beginning of this Agreement, that is, until March 4, 2023.

3.2 EXTENSION OF TERM. In the event that due to any changes in the Venezuelan mining legal regime, in the Mining Law, or due to any other reason, the Concession Titles are renewed, extended or reissued in favor of CVG Minerven; or the MEM grants any other mining rights on the same Concessions in favor of CVG Minerven, this Agreement shall continue and remain in full force and effect during the duration of such mining rights. If the granting of the new mining rights to CVG Minerven at the expiration of the term of the Concessions requires an amendment in the nature or other aspects of this Agreement, both Parties will renegotiate this Agreement pursuant to the new legal regulations in order to assure its continuity.

                                   ARTICLE IV
                        CONSIDERATION PAYABLE TO MINERVEN

4.1 CONSIDERATION. As consideration for the lease of Block B to the Company , the Company agrees to pay CVG Minerven the following amounts:

         4.1.1 RIGHT OF CONTRACT. An aggregate of Two Million Seven Hundred and Fifty Thousand Dollars (US$2,750,000.oo), payable in Dollars of the United States or in Bolivares at the applicable purchase exchange rate fixed by the Venezuelan Central Bank two (2) days prior to the date of payment, divided into three
                  (3) portions payable as follows:

                  (i) Five Hundred Thousand Dollars (US$500,000.oo) payable on the Effective Date;


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                  (ii)     One Million Two Hundred Fifty Thousand Dollars
                           (US$1,250,000.oo) payable 180 days from the Effective Date;

                  (iii) One Million Dollars (US$1,000,000.oo) payable one (1) year from the Effective Date.

         4.1.2 LEASE PAYMENTS. Five Thousand Dollars (US$5,000.oo) quarterly, payable during the first five (5) working days at the end of each quarter until the Company begins commercial production in any of the Block B mining areas. When commercial production begins, this payment will cease. This payment shall increase every following year in fifty percent (50%) in comparison to the previous year, to a maximum of five (5) years, from the date on which the Environmental Permits are granted and until commercial production begins. In the event that the Company does not commence commercial production in five (5) years, the Company shall continue paying a fixed lease amount for each quarter equal to the last quarterly lease payment, that is, the amount of One Hundred and One Thousand Two Hundred Fifty Dollars (US$101,250.00) annually. Such payments shall be made in Dollars of the United States or in Bolivares at the applicable purchase exchange rate fixed by the Venezuelan Central Bank two (2) days prior to the date of payment.

         4.1.3 ROYALTIES. A royalty calculated on the commercial value in Caracas for refined gold extracted from the areas to be exploited by the Company in Block B payable monthly, within the first fifteen (15) days after the end of each month in Dollars of the United States or in Bolivares, at the applicable purchase exchange rate fixed by the Venezuelan Central Bank two (2) days prior to the date of payment according to the following scale:

                  (i) Two percent (2%) if the Monthly Gold Price is below $290 per Troy ounce of refined gold during the month preceding payment;

                  (ii) Two and a half percent (2.5%) if the Monthly Gold Price is equal or greater than $290 and equal or below $310 per Troy ounce of refined gold during the month preceding payment;

                  (iii) Three percent (3%) if the Monthly Gold Price is greater than $310 per Troy ounce of refined gold during the month preceding payment.


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4.2. ELIMINATION OR SUBSTITUTION OF SPECIAL ADVANTAGE FOURTH. CVG Minerven will use its best efforts in the most diligent manner through negotiations with the MEM, to eliminate, reduce or substitute the Special Advantage number four of the Concession Titles, which establishes an additional payment to the exploitation tax of three percent (3%) of the commercial price of refined gold in Caracas for the gold extracted from Block B. In case such special advantage is eliminated, reduced or substituted; or its payment is exonerated, the Company shall not be obliged to pay the additional three percent (3%). In the event that CVG Minerven despite using its best efforts cannot achieve the elimination, reduction or substitution of such special advantage, the aforesaid will not be considered a Material Breach of this Agreement by CVG Minerven.

4.3 FORM OF PAYMENT. All payments under this section will be made to the name of CVG Minerven by check or bank deposit to the account designated in writing by CVG Minerven. For such purpose, before the Company makes any payment, CVG Minerven shall provide information in writing to the Company regarding the currency and form of payment.

4.4. DELAY IN PAYMENTS. If the Company fails to make payments on time on any of the amounts established in this section, it shall pay a penalty interest at the "London Interbank Offering Rate" (LIBOR) plus two percent (2%).


                                    ARTICLE V
                                  WORK PROGRAM

5.1 TERM FOR INITIAL EVALUATION. The Company shall have a term of two (2) years starting from the granting of the Environmental Permits to carry out an Evaluation of the Deposit in certain zones of Block B where some prior studies have determined the presence of gold ore ("INITIAL EVALUATION TERM"). During the Initial Evaluation Term the Company may also perform Exploration in any area of Block B that the Company considers may have some potential for development and exploitation.

5.2 PRE-FEASIBILITY STUDY. On the date of expiration of the Initial Evaluation Term the Company must submit for review of CVG Minerven a prefeasibility study ("PRE-FEASIBILITY STUDY"). Such Pre-Feasibility Study shall be prepared by the technical personnel of the Company for the purpose of determining the economic and technical conditions set forth below, upon which the Initial Evaluation Term may be extended, or to prepare the technical economic and environmental feasibility study, which will serve as a basis to begin commercial production in Block B. CVG Minerven shall have a term of thirty (30) calendar days following receipt of the Pre-Feasibility Study to make any observations regarding the conditions stated below, which cannot be unreasonably denied or delayed. In the event that the Pre-Feasibility study is not approved, CVG Minerven must explain in writing, the reasons and motives supporting such decision, in which case the Parties will resolve any dispute according to the procedure set forth in section 18 hereof. While the Parties negotiate such dispute, this Agreement shall be suspended until the dispute is finally resolved. However, if the 30-day term elapses without CVG Minerven responding, such study shall be deemed approved.

If the Pre-Feasibility Study meets the follwing conditions:

         (a) The identification of a contiguous ore block containing a minimum of 350,000 oz of gold at an average plant feed grade of greater than 14,00 grams per ton of ore, and;

         (b) An internal rate of return on total investment of all sources greater than 20%, then;

the Company must prepare within the following six (6) months a technical, financial and environmental feasibility study ("Feasibility Study"). CVG Minerven may extend such term for six (6) additional months, provided that the Company requests such extension with an anticipation of thirty (30) calendar days prior to the expiration of the 6-month term. Once the extension is filed, CVG Minerven must respond within fifteen (15) days. The extension cannot be unreasonably delayed or denied. The Company must submit to CVG Minerven a copy of the Feasibility Study once it is completed. In such case, the Company shall have a term of two (2) years starting from the granting of the construction permits, for the design, development and construction of the necessary works to initiate commercial production. The Company commits to making its best efforts and to take all the necessary steps before the competent authorities to obtain the required legal permits in order for such authorities to provide an answer in the shortest possible time.

5.3 EXTENSIONS OF THE INITIAL EVALUATION TERM. In the event that upon expiration of the Initial Evaluation Term the conditions set forth in section 5.2 are not met concurrently, CVG Minerven agrees to concede to the Company annual extensions of the Initial Evaluation Term up to a maximum of ten (10) annual extensions, in order to allow the Company to continue performing the Evaluation of the Deposit or Exploration in other areas of Block B in order to identify mineral deposits which could comply with the conditions set forth in section 5.2 above. CVG Minerven must grant the annual extensions of the Initial Evaluation Term within thirty (30) days after the request by the Company at the end of each annual term, provided that:

         (a) The Company has submitted a Pre-Feasibility Study during the prior year in the terms provided by section 5.2;

         (b) Such Pre-Feasibility Study demonstrates that neither one of the conditions under section 5.2 have been met;

         (c) The Company has invested in the past year and commits to expend at least Two Hundred Thousand Dollars (US$200,000.00) in Exploration and/or Evaluation of the Deposit in Block B for the subsequent year;


Once the conditions established in section 5.2 are met, the Company must prepare the Feasibility Study and shall begin commercial production in the terms provided in section 5.2.

5.4 FINANCING FOR EXPLOITATION. In the event that after concluding the Feasibility Study the Company has not obtained adequate financing for the construction, development and production of gold, the Company shall not be required to begin production in Block B within the term set forth in section 5.2, until adequate financing from a financial institution is arranged, provided that the reasons for the lack of financing are not attributable to the Company.

In the event that the Company has obtained financing to begin commercial production in Block B, but as a result of the terms offered for such financing the internal rate of return established in the Feasibility Study is reduced to a percentage of less than 20%, then the Company shall not be bound to start commercial production in Block B until the Company has renegotiated the terms of such financing or obtained other financing to the extent of the internal rate of return set forth above.

The suspension of the obligation to begin commercial production due to lack of financing (for reasons not attributable to the Company) or due to the high financial costs shall amount to more than three (3) years from the filing of the Feasibility Study. During the suspension term, the Company shall comply with the payment of the lease established in section 4.1.2 until commercial production begins.

5.5 REPORTING REQUIREMENTS. During the month of November of each year, the Company shall submit to CVG Minerven an investment schedule and an estimated budget corresponding to the following year. During the Initial Exploration Term the Company must submit to CVG Minerven quarterly progress reports in connection with the Exploration or Evaluation of the Deposit activities (as the case may be) performed by the Company.


                                   ARTICLE VI
                                  ENVIRONMENTAL

6.1 ENVIRONMENTAL CONDITION OF BLOCK B. Due to the fact that (i) CVG Minerven has entered into several Small Miners Agreements in Block B since the granting of the Concessions to CVG Minerven; (ii) the Parties recognize that other unauthorized small miners are currently working in Block B, and; (iii) to date CVG Minerven lacks a detailed assessment of the environmental damage caused by such small miners or other persons in Block B, CVG Minerven hereby authorizes the Company to conduct at its sole cost any technical and environmental studies in Block B in order to determine the past and present environmental conditions prior to conducting any Exploration or exploitation works in any of the targets selected for Exploration or exploitation by the Company. CVG Minerven shall participate with the Company in all such technical and environmental studies and such studies shall become part of this Agreement. Such studies will only serve for the purposes of determining the environmental condition of the areas to be explored by the Company, and it shall not be understood that the Company is undertaking any obligation or liability in connection with any environmental damage caused by third parties in Block B. To such effect, a Judicial Inspection of the Minerven No. 2 concession is attached hereto as Schedule "G", in which area the Company shall begin the Exploration and Evaluation of the Deposit. Before commencing the Exploration the Company and CVG Minerven shall carry out a base line environmental study as evidence of the condition of such concession, which will also form part of this Agreement.

The Company will only be liable for any environmental damage caused by the Company from its activities during the Exploration, Evaluation of the Deposit or exploitation and in the areas selected by the Company once it begins activities. In no event shall the Company be liable for any activities of any kind made in the past by CVG Minerven, by persons working under Small Miners Agreements or by third parties, which have caused environmental damage to Block B prior to the Effective Date. CVG Minerven agrees to indemnify and save the Company harmless from any debt, claim, obligation, payment, judicial or administrative actions of any kind (including attorneys fees) against the Company as the result of any past environmental damage caused by CVG Minerven, any person working under a Small Miners Agreement or third parties in Block B and for any environmental damage caused after the Effective Date by CVG Minerven or by persons working under Small Miners Agreements.

6.2 ENVIRONMENTAL PERMITS. The Company shall carry on, with the cooperation of CVG Minerven, if necessary, or acting with the authority granted by the power of attorney set forth in section 2.4, all matters directed towards obtaining the necessary Environmental Permits for the targets selected for Exploration, Evaluation of the Deposit and exploitation by the Company within Block B at its sole cost and expense, including those reasonably incurred by CVG Minerven in such cooperation, provided that such expenses have been agreed prior to the cooperation actions taken by CVG Minerven.

6.3 ENVIRONMENTAL BOND. Prior to beginning commercial production, the Company shall give credit before CVG Minerven and the MEM, by means of a certified copy, of the compliance of the environmental bond that guarantees the mitigation and correction of any environmental damages that may result from the performance of the mining activities that are the subject matter of this Agreement, pursuant to the directions of the Ministry of the Environment and Natural Resources and the MEM.

                                   ARTICLE VII
                               SPECIAL ADVANTAGES

7.1 COMPLIANCE WITH SPECIAL ADVANTAGES. Except as provided in the special advantage seventh of the Concession Titles which obliges CVG Minerven to destine 1,000 Has. to small miners, the Company agrees to comply with the rest of the special advantages, which may be required from the Effective Date, set forth in the Concession Titles using the following mechanism:

         (a) The Company shall comply with all special advantages established in the Concession Titles that are leased in their entirety, that is, Minerven 1, 2 and 3;

         (b) CVG Minerven shall comply with all special advantages established in the Concession Titles that are partially leased, that is Minerven 4, 8 and 9. Once such advantages have been complied with, CVG Minerven shall calculate the pro-rata quota corresponding to the Company according to the area leased, so that the Company shall reimburse CVG Minerven the corresponding amounts.

It is understood that the Company shall comply with the payment of special advantage fourth of the Concession Titles while it is in force and only for the exploitation activities carried on by the Company.

7.2 LIABILITY. The Company shall not be liable for compliance with any of the special advantages which CVG Minerven has failed to comply with in a timely fashion as holder of the Concessions. In the event that after having reviewed the compliance with the special advantages before the MEM, the Company concludes that CVG Minerven has not complied with some of these obligations which became due in the past, CVG Minerven will immediately proceed to give compliance thereof. However, if CVG Minerven fails to give full or partial compliance (as the case may be) of the applicable special advantages in a timely manner, then the Company may directly comply with such special advantages on behalf of CVG Minerven using the power of attorney granted pursuant to section 2.4. CVG Minerven shall reimburse any costs and expenses reasonably and justifiable incurred by the Company in connection hereof.

7.3 ADMINISTRATIVE OFFICE. The Company agrees to implement from the Effective Date, the installation of an administrative office in the jurisdiction of El Callao in the most convenient place for its operations, in addition to the facilities that will have to be installed within Block B once commercial production begins.

7.4 SOCIAL PROGRAMS. With the purpose of contributing to the social development of the local community, the Company shall permanently and actively, in coordination with CVG Minerven, become part of any social program during the term of this Agreement, be it assistance to the elderly or to children, or economic support to any local school, or in the form of assistance, which shall begin in a term not exceeding five (5) years from the date commercial production begins. In any event, such program shall be chosen by the Parties, pursuant to the results of a specific social evaluation or diagnosis made to that effect. The implementation of the selected program shall be carried out under the direction of the Company in coordination with CVG Minerven, and cannot exceed Twelve Thousand Dollars (US$12,000.oo) per calendar year.

7.5 VENEZUELAN PERSONNEL. During the Exploration and Evaluation of the Deposit and exploitation phases, the Company shall give preference to the hiring of qualified workers and employees of the El Callao and neighboring areas, preferably Venezuelan and, it may consider the qualified personnel recommended by CVG Minerven in a number which matches the needs of the project and that meets the required profiles for each case. Additionally, for the implementation of Exploration and Evaluation of the Deposit and environmental studies, the Company shall give preference to the hiring of services from qualified Venezuelan companies, provided that such companies prove to be qualified for the work requested and that the offered terms are competitive with respect to quality, opportunity and cost.


                                  ARTICLE XIII
                            DISCLOSURE OF INFORMATION

8.1 DISCLOSURE BY THE COMPANY. CVG Minerven authorizes the Company to disclose, in the manner and times the Company deems convenient, information related to the mining project to be developed in Block B.


                                   ARTICLE IX
                         WARRANTIES AND REPRESENTATIONS

9.1 REPRESENTATIONS AND WARRANTIES OF CVG MINERVEN. CVG Minerven represents and warrants that, as of the date hereof:

                  (a) ORGANIZATION. CVG Minerven is a State owned corporation duly organized, validly existing and in good standing under the laws of Venezuela and is registered with all relevant registration bodies in Venezuela and has full corporate power and authority to carry out its business as presently conducted.

                  (b) CORPORATE AUTHORIZATIONS AND VALIDITY. The board of directors of CVG Minerven, at duly convened and validly held meetings, has duly taken all actions required by law, and by the articles of incorporation and by-laws (or equivalent thereof) of CVG Minerven, to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions herein contemplated, and has taken no action to revoke, rescind or otherwise terminate such approval and authorization. This Agreement and the documents and instruments executed by CVG Minerven pursuant hereto have been duly and validly executed by CVG Minerven constitute valid and legally binding obligations of CVG Minerven and are enforceable in accordance with the terms thereof.

                  (c) CONSENTS AND APPROVALS. All authorizations, approvals and consents from governmental authorities with jurisdiction over CVG Minerven that are necessary for (i) the execution and delivery of this Agreement, (ii) the performance of CVG Minerven obligations hereunder and (iii) all mining activities and all activities incidental thereto contemplated by this Agreement, have been obtained and are in full force and effect.

                  (d) NO CONFLICTS. The execution and delivery of this Agreement by CVG Minerven and the performance by CVG Minerven of the transactions contemplated herein are not in conflict with any resolution in force adopted by meetings of CVG Minerven shareholders or its board of directors and , will not constitute a default under, be a breach of, or conflict with any provision of CVG Minerven articles of incorporation or by-laws or any provision of, or result in the automatic acceleration of, any obligation under, or give any other party thereto the right to accelerate any obligation under, any mortgage, lien, lease, agreement, judgment, decree or instrument to which CVG Minerven is a party or by which it is bound, or violate any provision of law or governmental regulation or any court or regulating order, judgment or decree.

                  (e) LITIGATION. There is no litigation of any kind or nature, nor any judicial or administrative proceeding or investigation pending or threatened against CVG Minerven that may affect or impede the purpose of this Agreement, nor are there any outstanding decrees, judgments, sentences, injunctions or orders by any court, governmental department or agency arising from any judicial or administrative action with respect to CVG Minerven that may affect or impede the purpose of this Agreement.

                  (f) NO MATERIAL MISSTATEMENT. All documents, reports or other written information pertaining to this Agreement that have been furnished to the Company by or on behalf of CVG Minerven are true and correct in all material respects.

                  (g) THE CONCESSIONS.

                           (g.1) The Concessions were duly and legally awarded to CVG Minerven and any right, title and interest thereto, is fully and unconditionally vested in CVG Minerven. No objection or petition to rescind, avoid or terminate or other complaint of any nature, public or private, has been made, filed or threatened with respect to the Concessions.

                           (g.2) The Concessions or its rights are not currently optioned, and have not been previously sold, transferred, alienated, leased or encumbered in any other manner (except for the Small Miners Agreements), and the right to use and enjoy ownership and possession of CVG Minerven has not been transferred or surrendered since the initial award thereof to CVG Minerven,

                           (g.3) The Concession Titles are free and clear of any liens, mortgages, and pledges and are free of any judicial measures of any kind, such as attachments. The Concession Titles have been duly registered at the Roscio Municipality, State of Bolivar, Real Estate Registry Office.

                           (g.4) All fees, taxes and other applicable contributions under the Mining Law have been duly paid, and all other obligations and requirements of law or set forth in the Titles to the Concessions (including compliance with the special advantages) have been substantially complied with in every respect and CVG Minerven is not in breach thereof.

                           (g.5) CVG Minerven has not been served with notice or any other form of communication from the MEM stating that it has failed to perform any duties, obligations, charges or requirements, whether legal, contractual or administrative, in connection with the Concessions.

                           (g.6) CVG Minerven has delivered within the respective legal term all documents, information, reports and any and all data which is required by law or under the Concession Titles.

                           (g.7) CVG Minerven has possession of and absolute and unrestricted right to the Concessions and for such purpose is the holder of the Concession Titles and occupation environmental permits.,.

                           (g.8) CVG Minerven has granted 18 Small Miners Agreements in the areas set forth in Schedule "F" which are in full force and effect and CVG Minerven has not granted, optioned, leased, offered or granted any other mining right of any nature to third parties in Block B.

9.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants that, as of the date hereof:

                  (a) ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, United States of America.,.

                  (b) CORPORATE AUTHORIZATIONS AND VALIDITY. The board of directors of the Company, at duly convened and validly held meetings, has duly taken all actions required by law, and by the articles of incorporation and by-laws (or equivalent thereof) of the Company, to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions herein contemplated, and has taken no action to revoke, rescind or otherwise terminate such approval and authorization. This Agreement and the documents and instruments executed by the Company pursuant hereto have been duly and validly executed by the Company, constitute valid and legally binding obligations of the Company and are enforceable in accordance with the terms thereof.

                  (c) CONSENTS AND APPROVALS. All authorizations, approvals and consents from governmental authorities with jurisdiction over the Company that are necessary for (i) the execution and delivery of this Agreement, (ii) the performance of the Company obligations hereunder and (iii) all mining activities and all activities incidental thereto contemplated by this Agreement, have been obtained and are in full force and effect.

                  (d) NO CONFLICTS. The execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated herein are not in conflict with any resolution in force adopted by meetings of the Company's shareholders or board of directors, will not constitute a default under, be a breach of, or conflict with any provision of the Company articles of incorporation or by-laws or any provision of, or result in the automatic acceleration of, any obligation under, or give any other party thereto the right to accelerate any obligation under, any mortgage, lien, lease, agreement, judgment, decree or instrument to which the Company is a party or by which it is bound, or violate any provision of law or governmental regulation or any court or regulating order, judgment or decree.

                  (e) LITIGATION. There is no litigation of any kind or nature, nor any judicial or administrative proceeding or investigation pending or threatened against the Company that may affect or impede the purpose of this Agreement, nor are there any outstanding decrees, judgments, sentences, injunctions or orders by any court, governmental department or agency arising from any judicial or administrative action with respect to the Company that may affect or impede the purpose of this Agreement.

                  (f) NO MATERIAL MISSTATEMENT. All documents, reports or other written information pertaining to this Agreement that have been furnished to the Company by or on behalf of CVG Minerven are true and correct in all material respects.


                                    ARTICLE X
                             ADDITIONAL OBLIGATIONS

10.1 MAINTENANCE OF CONCESSIONS IN FORCE. CVG Minerven agrees to perform all activities necessary to keep the Concessions in full force and effect during the term of this Agreement. CVG Minerven agrees not to address MEM in writing to terminate or waive in advance the Concessions and agrees not to perform any other act or omission that may threaten the validity of the Concessions. Each Party shall give immediate notice to the other of any written or verbal communication received by MEM or of any authority or person related to the Concessions.

10.2 TAX OBLIGATIONS. Each of the Parties shall comply with all tax obligations set forth in the Venezuelan laws resulting from the execution and performance of this Agreement from the Effective Date. The Company shall be liable for the payment of the exploitation tax for its own production in Block B according to the provisions set forth in article 90 of the Mining Law, but shall not be responsible for any exploitation taxes corresponding to the persons operating under the Small Miners Agreements. The Company shall not be liable for the payment of past surface taxes in any of the Concessions or Block B, due to the fact that CVG Minerven has timely paid the Exploitation Taxes in Mina Colombia which are compensated with any surface tax due in the Concession.

10.3 GOOD FAITH. The Parties will use their best efforts to facilitate the correct development of this Agreement in the most convenient manner, avoiding any act or activity that could cause frictions between the Parties or in any other way be an obstacle for completion of their obligations under this Agreement. In the case unforeseen circumstances should arise that would affect the objectives of the Parties, the Parties agree to use their best efforts to find the most convenient solution.

10.4 FURTHER ASSURANCES. Each of the Parties shall execute or cause to be executed all such other documents and instruments and do or cause to be done all such other acts and things that are necessary or desirable to give effect to the provisions of this Agreement.

10.5 ACCESS TO BLOCK B. CVG Minerven guarantees the Company full access to Block B in order to carry out the activities established in this Agreement. In case the Company is prevented or impeded to access Block B as a result of third parties occupying such area (apart from the persons working under Small Miners Agreements), among other obligations CVG Minerven shall instruct its personnel and representatives to fully collaborate with the personnel of the Company to avoid any interference with the activities performed by the Company in Block B. Regardless of the obligations assumed above, in order to arrive at the best possible solution, the Company may participate along with CVG Minerven in any negotiation or agreement with any person interfering with access to Block B.

CVG Minerven shall not be liable for any occupations or invasions by third parties in Block B not authorized by CVG Minerven after the Effective Date. Notwithstanding the above, CVG Minerven, as holder of the Concession Titles, shall use its best efforts and diligence to evict any person occupying or invading Block B unlawfully.

10.6 ELECTRICAL INFRASTRUCTURE. In the event that an electrical infrastructure project is carried out by a State owned company in Block B, the Company agrees not to collect any amounts as rights of way, indemnities or other payments. However, CVG Minerven authorizes the Company to negotiate with such electrical companies the areas where such project could be installed so that it does not interfere with the activities performed by the Company. CVG Minerven shall use its best efforts to assist the Company in such negotiations in order to preserve the intent of this Agreement.

10.7 SURFACE HOLDERS. Any legal surface holders or legitimate possessionaires as well as any legitimate and legal improvements built by third parties on Block B are excluded from this Agreement. However, if the Company requires the use of the surface or needs to demolish any improvements for the exploration or exploitation works, CVG Minerven and the Company shall make their best efforts to reach the most adequate solution, maintaining the stability of the mining rights granted to the Company by this Agreement. In any event, it is expressly agreed that CVG Minerven shall not be liable for the payment of any kind of indemnities or of any amounts whatsoever under any circumstances for these matters. In the event that the Company needs to commence legal proceedings for the expropriation or occupation of the surface, the power of attorney granted pursuant to section 2.4 authorizes the Company to represent CVG Minerven for such purposes. However, the Company shall request authorization of CVG Minerven if required to commence any of such legal proceedings, the authorization cannot be unreasonably denied or withheld. In any event, CVG Minerven agrees to grant any other document or provide the information needed for these purposes.


                                   ARTICLE XI
                                  SMALL MINERS

11.1 SMALL MINERS AGREEMENTS. The Company hereby recognizes and accepts the terms of the Small Miners Agreements until the expiration of each of their terms or until the Company begins Exploration, Evaluation of the Deposit, development or exploitation in any of the areas selected for such purposes. In case that such areas are located within the boundaries under the Small Miners Agreements, CVG Minerven will act according to the mechanism set forth in section 11.2 . In the event that any person working under the Small Miners Agreements fails to comply with any of the terms of its respective agreement, especially if they operate below 100 mts from surface; or if their activities exceed the boundaries of their respective agreements, CVG must seek strict compliance of the terms of the Small Miners Agreements or alternatively must initiate termination procedures and the corresponding legal actions seeking termination thereof, in a speedy manner and at CVG Minerven's sole cost and expense and liability in order to leave the area free from holders of rights and persons.

11.2 ACCESS/NO INTERFERENCE. CVG Minerven in its capacity as administrator and party to the Small Miners Agreements hereby guarantees the Company access of its personnel and equipment to all areas under the Small Miners Agreements for purposes of carrying out the activities under this Agreement, so that the persons working under such agreements do not interfere or prevent the activities of the Company. CVG Minerven guarantees and shall be liable to the Company in the event that any leaseholder working under a Small Miners Agreement interferes with or prevents any of the activities performed by the Company in any of the targets selected for Exploration, Evaluation of the Deposit or exploitation.

For purposes of this section, if the Company intends to access any of the areas under the Small Miners Agreements for any Exploration and Evaluation of the Deposit, it will notify CVG Minerven in order to take any immediate actions to allow the Company to work in such area without interference .In addition, before the Company begins exploitation and as a condition thereof, CVG Minerven must have suspended any mining works in the areas which the Feasibility Study determines are necessary to operate the mine , and must have evicted any persons located there at its own expense.

In the event that access to such areas is impossible and it prevents the Company from performing the Exploration or Evaluation of the Deposit; or the eviction of the persons working under the Small Miners Agreements is not possible on a friendly basis, so that the Company is prevented from beginning exploitation, then the Parties shall jointly undertake the corresponding negotiations or legal actions for the eviction of such persons in the most effective manner to guarantee access of the Company to such areas. Any cost, expense or any other amount necessary for such purposes shall be borne by both Parties.

It is understood that before any definite solution is reached for the access of the Company to such areas, all terms and payments under this Agreement shall be suspended.

11.3 NEW AGREEMENTS. CVG Minerven agrees not to enter into any agreement of any kind with any person in Block B unless the Company has previously approved in writing the terms and location of such agreements and only for purposes of relocating the persons working under the Small Miners Agreements within Block B.. Any cost, expense, action or fee related with termination of; or relocation of persons or parties working under Small Miners Agreements will be exclusively borne by CVG Minerven.

11.4 TECHNICAL ASSISTANCE. From the Effective Date, the Company shall provide technical assistance to the persons working under valid and enforceable Small Miners Agreements to make such activities safer and more efficient . Such technical assistance shall be rendered according to a plan which will be mutually agreed between the Parties.

                                   ARTICLE XII
                                   INTERNSHIPS

12.1 INTERNSHIP PROGRAM. With the purpose of contributing to the development and improvement of its technical and professional personnel, CVG Minerven and the Company agree to implement the following program of industrial internships.

         (a) During the term of this Agreement, CVG Minerven may send to Block B a maximum of two (2) Venezuelan professionals in the earth sciences area and/or engineering as interns to be trained in the exploration, development, exploitation and processing techniques for gold mineral under the exclusive supervision and control of the Company.

         (b) Each internship, which shall be PRO BONO, at no cost for the Company, except as set forth herein and shall last three (3) consecutive calendar weeks per year. CVG Minerven shall bear at its expense all labor benefits, accidents, disabilities, legal actions and other costs related to such industrial internships, notwithstanding the above, the Company shall provide or pay transportation for the interns to and from El Callao and within the Block B area. It is expressly understood that there will not be a labor relationship between the interns and the Company. The interns shall comply with the rules set forth by the Company, subject to termination of such internship. CVG Minerven and the Company may agree to modify the scope, number of interns and duration of the industrial internships.

12.2 TECHNICAL ASSISTANCE. As an alternative option, the Company may provide technical assistance to Minerven by sending some of its personnel to CVG Minerven, in case CVG Minerven requests such assistance. The technical assistance program of the Company to be implemented in CVG Minerven shall be governed by the procedures set forth in section 12.1; consequently, the Company shall fulfill its obligations, in the same conditions in which CVG Minerven fulfills such obligations when its interns are sent to Block B.


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


                                  ARTICLE XIII
                  GUARANTEES FOR THE FINANCING OF EXPLOITATION

13.1 ASSIGNMENT IN GUARANTEE. For the financing of the project to be developed in Block B, CVG Minerven authorizes the Company to assign in guarantee the Agreement, its results and any other accessory rights in favor of the participant financial entity or entities granting the necessary loans for the development of the exploitation project of Block B. If required, CVG Minerven shall provide its consent in writing of any security interest that the Company may be required to grant by the lenders in connection with the financing of the project, as long as such security interests are in agreement with the terms set forth herein and do not include the Concession Titles.


                                   ARTICLE XIV
                              AMENDMENT OF BY-LAWS

14.1 NOTICE. In the event of amendments to the by-laws of the Company, for sale of its social assets, merger with another company, assignment of its shares or any other reform provided in the Venezuelan Commercial Code, which modifies its original share representation and results in other individuals or legal entities appearing as holders of its capital; the Company shall inform CVG Minerven prior to the performance of any such actions, so that CVG Minerven may be informed of the new legal representation or by-laws of the Company.

14.2 BREACH. The breach of the obligation set forth in section 14.1 by the Company may give rise to a sanction consisting in the payment of One Hundred Thousand US Dollars ($US100,000.00), or its Bolivar equivalent according to
Article 117 of the Law of the Central Bank of Venezuela, which shall be paid to CVG Minerven as soon as CVG Minerven knows of such breach and gives notice in the manner set forth herein.

                                   ARTICLE XV
                                   TERMINATION

15.1 BY MUTUAL AGREEMENT. This Agreement may be terminated by the Company and CVG Minerven through mutual agreement in writing.

15.2     UNILATERAL TERMINATION.


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


         (a) If during the term of this Agreement the Company determines in any moment that the conditions set forth in section 5.2 are not met, the Company may terminate this Agreement, in which case the advanced termination shall not give rise to any indemnification whatsoever for any of the Parties. In such event, this Agreement shall be terminated and CVG Minerven shall be free to negotiate Block B with any other interested party. The Company shall leave Block B free from any environmental liabilities caused by the Company. All geological studies, technical studies of exploration, plans, diagrams, data sheets, geological cores, samples and any other elements resulting from the programs shall become the property of CVG Minerven without any indemnization whatsoever.

         (b) If the Company interrupts the exploitation works that are the subject matter of this Agreement for a term exceeding nine (9) months without a justified reason, as determined by CVG Minerven or a Force Majeure Event (in which case section 16.1 will be applicable), upon expiration of such term, CVG Minerven will grant the Company an additional term of ten (10) days allowing the Company to file an activity reinitiation plan, which shall be implemented in a term not exceeding sixty
                  (60) days from the expiration of the additional term of ten
                  (10) days. If the reinitiation of the exploitation is not implemented upon expiration of the sixty-day (60) term, CVG Minerven may terminate this Agreement.

15.3 TERMINATION BY BREACH. In the event of a Material Breach of this Agreement by a Party (the "Defaulting Party"), and if the dispute resolution mechanism stated in section 18 has been followed without success, the other Party (the "Non-Defaulting Party") will have the right to give written notice (the "Default Notice") to the Defaulting Party specifying the breach in reasonable detail and requiring the Defaulting Party to remedy the breach within a reasonable period of time and in any event no later than ninety (90) days following receipt of the Default Notice. The Defaulting Party will make diligent and commercially reasonable efforts to rectify the breach to the reasonable satisfaction of the Non-Defaulting Party at the earliest practicable time and in any event no later than ninety (90) days following receipt of the Default Notice. If the Defaulting Party fails to remedy the breach specified in the Default Notice to the reasonable satisfaction of the Non-Defaulting Party within ninety (90) days after the date of receipt of the Default Notice, then the Non-Defaulting Party will have the right to terminate this Agreement and the matter shall be subject to the arbitration procedure set forth in section 19.1. If to the reasonable satisfaction of the Non-Defaulting Party the Defaulting Party has remedied the breach specified in the Default Notice within the ninety (90) day notice period, or is diligently pursuing the remedy of such breach, the notice of termination will be void.


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


15.4 CONTINUED PERFORMANCE. In the event that any of the Parties initiates the termination procedure due to an alleged Material Breach, both CVG Minerven and the Company will continue the performance of their respective obligations while any dispute or disagreement is being resolved, including during any period of arbitration unless and until this Agreement is terminated or expires in accordance with its terms.


                                   ARTICLE XVI
                                  FORCE MAJEURE

16.1 FORCE MAJEURE. Neither Party to this Agreement shall be liable for any delay, interruption or failure in the performance of its obligations hereunder if caused by an event of Force Majeure. If an event of Force Majeure occurs or is likely to occur, the Party directly affected shall promptly notify the other, giving particulars of the event. The Party so affected shall use best efforts to eliminate, mitigate or remedy the event. If a Force Majeure event occurs and its effects continue for longer than one hundred eighty (180) days notwithstanding the efforts of the Party affected to eliminate or remedy the Force Majeure event, and those effects frustrate the business intention of this Agreement, the Parties may, upon request, enter into good faith negotiations to amend this Agreement or to re-structure their relationship as may be appropriate.


                                  ARTICLE XVII
                                     NOTICES

17.1 NOTICES. Any notice, declaration, demand, request or other communications to be made according to this Agreement shall be made in writing and delivered by hand, facsimile or air courier return receipt requested at or to the following addresses:

CVG Minerven:
-------------
Attention: President
Address: Zona Industrial Caratal, Edificio Administrativo de CVG Minerven El Callao
Municipio El Callao
Estado Bolivar


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


Telephone:(0288) 762-0216/762-0220
Fax: (0288) 762-0215

WITH COPIES TO:

Ing. Rafael Unzueta
Zona Industrial Caratal, Edificio Administrativo de CVG Minerven
El Callao
Municipio El Callao
Estado Bolivar

Telephone:(0288) 762-0216/762-0220
Fax: (0288) 762-0215


The Company:
------------
General Counsel
Hecla Mining Company
6500 Mineral Drive, Suite 200
Coeur d' Alene, Idaho 83815, U.S.A.
Telephone : 208-769-4100
Fax:208-769-7612

WITH COPIES TO:

Neher von Siegmund Rengifo & Diquez
Centro Gerencial Mohedano, Piso 8, Oficina 8-D,
Avenida Mohedano, Urbanizacion La Castellana
Municipio Chacao, Estado Miranda
Caracas, Venezuela
Telf: (0212) 267-0507
---------------------
Fax (0212) 263-2807.
Att: Luis Rengifo Rohl.


Any of the Parties may appoint another officer as addressee of the notices by written notice, as well as a new address for the delivery of notices, declarations, demands, requests or other communications.

                                  ARTICLE XVIII
                           DISPUTE RESOLUTION PROCESS

18.1 DISPUTE RESOLUTION PROCESS. If a dispute touching upon the validity, construction, meaning, performance or effect of this Agreement, the rights and liabilities of the parties, any matter to be agreed upon after the date of this Agreement arises out of or in connection with this Agreement, including a dispute as to what constitutes a Material Breach of this Agreement or any related agreement or in respect of any defined legal relationship associated with or derived from this Agreement, the parties will follow the step-by-step correction and resolution procedure set out below (the "DISPUTE RESOLUTION PROCESS"):

         STEP 1 The party initiating the process (the "COMPLAINING PARTY") will advise the other party (the "OTHER PARTY") in writing of the alleged breach or other basis for dispute.

         STEP 2 If the dispute involves an alleged breach of this Agreement, the Other Party will investigate the allegation and provide a written report to the Complaining Party within five (5) working days of receiving the notice given under Step 1 to the effect that

                  (a) the investigation reveals that an alleged breach was not committed,

                  (b) the breach or matter in dispute has been resolved, or

                  (c) the breach remains unresolved.

         STEP 3 If the Complaining Party wishes to pursue the alleged breach or dispute, then the Complaining Party will immediately notify the Other Party in writing in order to hold a meeting between the Presidents of each of the Parties within the next five (5) working days from the date of the reception of the notice, so that both Parties can resolve the alleged breach. Minutes will be drafted after each meeting and signed by all persons attending the meeting.


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


         STEP 4 If the Parties referred to in Step 3 cannot resolve the dispute through negotiation within fifteen (15) working days, the dispute shall be referred to the termination procedure set forth in section 15.3.


                                   ARTICLE XIX
                            APPLICABLE FORUM AND LAW

19.1 ARBITRATION. Any dispute, claim, controversy and/or differences that may arise from this Agreement shall be resolved in a final manner by means of an institutional arbitration, according to the proceedings, terms and other rules provided for arbitration in the General Regulation of the Arbitration Center of the Caracas Chamber of Commerce that may be applicable as of the date of the controversy. The arbitration shall be made by three (3) arbitrators of law who appear on the list of arbitrators of the Arbitration Center of the Caracas Chamber of Commerce ("CACCC"), two (2) of which shall be appointed by each of the Parties separately. The third arbitrator, who shall assume the presidency of the Arbitration panel, may be appointed by mutual agreement of the parties or in the absence thereof, by the Executive Committee of the CACCC within the term and manner provided in the General Rules of the CACCC.

The arbitrators shall act as arbitrators in law and shall always consider the provisions hereof, the rules, uses and commercial customs of the Republic of Venezuela. The award shall be final and except for the nullity motion provided in Article 43 of the Commercial Arbitration Law, no additional recourse shall be admitted against it. The arbitration shall take place in the Arbitration Center of the CACCC and the language to be used in the arbitration acts shall be Spanish.

Pursuant to this arbitration agreement, the Parties waive their right to appear before a court; therefore, the submission to arbitration herein provided shall be interpreted as exclusive and therefore, excludes ordinary jurisdiction. The parties also waive their right to argue their differences before any foreign court or before arbitrators different from those provided for in this section.

19.2 APPLICABLE LAW. The Parties hereto expressly declare that this Agreement and its Schedules shall be governed by the laws of the Bolivarian Republic of Venezuela.


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


19.3 SPECIAL DOMICILE. The Parties hereby choose the city of Caracas as the only, exclusive and special domicile for all effects of this Agreement.


                                   ARTICLE XX
                                  MISCELLANEOUS

20.1 INUREMENT/ASSIGMENT. The rights and obligations of the Parties hereto shall be binding and inure to the benefit of and be binding upon its respective successors and assigns universally. No Party to this Agreement may assign directly or indirectly its rights and/or assign its obligations resulting from this Agreement without the previous written authorization of the other Party, except that (i) such assignment is made under section 13.1, or ; (ii) such assignment is made to any subsidiary of the Company, in which case the assignment must be notified to CVG Minerven within fifteen (15) working days following execution of the assignment. In this case, the Company shall deliver to CVG Minerven the corporate guarantee attached to this Agreement under Schedule "H" to guarantee the obligations such subsidiary undertakes pursuant to this Agreement. In any case where CVG Minerven must authorize an assignment under this Agreement such authorization cannot be unreasonably denied. Any Party authorizing the assignment must respond within twenty (20) days following request. If at expiration of such term the Party has not responded, the authorization shall be deemed granted. Any assignment made in violation hereof shall be null and shall have no legal effects whatsoever. In any event, the authorization of any act of disposition of the Agreement shall be made in accordance with Article 29 of the Mining Law as may be applicable.

20.2 ECONOMIC EQUILIBRIUM. In case that during the term of this Agreement any external economic factor or event arises which could prevent or hinder the development of this Agreement by the Company, the Company shall promptly notify CVG Minerven attaching a detailed description of such alleged factors. If pursuant to the Parties criteria such factor or event causes a negative economic imbalance, the Parties agree to restructure their relations in order to reestablish the economic equilibrium of this Agreement.

20.3 NON WAIVER. If any of the Parties stops insisting on one or several instances in the strict performance of any of the provisions hereof or does not make use of any of its rights herein set forth, it shall not be deemed to be a waiver of any such provisions or a waiver to the future exercise of any such rights, which shall remain in full force and effect. If any of the provisions herein set forth is declared null, unenforceable or in conflict with the Law, the remaining provisions of this agreement shall not be affected and will remain valid and enforceable in the extent permitted by the law, provided however, that in the event that such nullity or unenforceability substantially harms the rights and interests of any of the Parties, they shall renegotiate this Agreement in good faith to try to preserve its stability.

20.4 COMPLIANCE WITH LAWS. Unless otherwise stated in this Agreement, it is expressly understood and it is so accepted by the Company that the Exploration, Evaluation of the Deposit and exploitation works referred to in this section shall be performed in compliance to the applicable laws.

20.5 DELIVERY OF AGREEMENT. CVG Minerven agrees that upon execution of this Agreement before a Notary Public, it shall deliver a copy of the same to the MEM, for the corresponding legal and administrative purposes.

20.6 PROPER PERFORMANCE. CVG Minerven agrees to take all the necessary steps before the MEM, without incurring in any costs, to allow the proper performance of the Exploration and eventual exploitation of Block B in the same conditions set forth in the Concession Titles and under this Agreement.

20.7 LANGUAGE. All negotiations and writings related to this Agreement shall be made and expressed in Spanish, which is the official language in Venezuela, pursuant to the Constitution.

Two (2) counterparts to the same effect are made in the city of Puerto Ordaz on September 5, 2002.


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